First Union National Bank
NC1075
Structured Products Servicing
8739 Research Drive, URP4
Charlotte, NC  28288-1075

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 1999, by and among Structured Asset Securities Corporation as Depositor, First Union National Bank as Master Servicer, GMAC Commercial Mortgage Corporation as Special Servicer, and Norwest Bank Minnesota, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 1999-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy S. Ryan and Timothy E. Steward, Vice Presidents of the Master Servicer, do hereby certify that:

1. A review of the activities of the Master Servicer during the period from June 10, 1999 through December 31, 1999 and of performance under the Agreement during such period has been made under our supervision; and


2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period June 10, 1999 through December 31, 1999; and


3. The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.


IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March, 2000.


Timothy S. Ryan, Vice President
First Union National Bank

Timothy E. Steward, Vice President
First Union National Bank